ITEM 77C

DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUNDS

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders of the Dreyfus Institutional Preferred Money Market Fund (“DIPMMF”) and Dreyfus Institutional Preferred Plus Money Market Fund (“DIPPMMF”) –Series of Dreyfus Institutional Preferred Money Market Funds, was held on December 28, 2009. Out of a total of 8,268,500,521 shares of DIPMMF and 705,633,851 shares of DIPPMMF (“Shares”) entitled to vote at the meeting, a total of 4,981,503,351 for DIPMMF and 677,177,692 for DIPPMMF were represented at the Meeting, in person or by proxy. The following matters were duly approved of the holders of the Fund’s outstanding Shares as follows:

Dreyfus Institutional Preferred
Money Market Fund
		Shares
	For	Against	Abstain

1. To approve amending the	4,980,390,950	390,198	722,203
Fund’s policy regarding
lending

Dreyfus Institutional Preferred
Plus Money Market Fund
		Shares
	For	Against	Abstain

1. To approve amending the	677,177,692	0	0
Fund’s policy regarding
lending